EX-99.4.d.

Heritage Account Rider

This contract feature provides a protected account with fewer Investment Options that can be used for a guaranteed death benefit.  We base the Heritage Account Fee and the Heritage Death Benefit on the Heritage Base.

This rider forms a part of the contract to which it is attached and is effective on the Issue Date shown on the Contract Schedule.  In the case of a conflict with any provision in the contract, the provisions of this rider control.  Defined terms and contractual provisions are set forth in the contract or are added in this rider.  This rider terminates as indicated under the Termination of this rider provision.

Definitions

Adjusted Heritage Account Value
The Heritage Account Value minus any Premium Tax paid by us.

Heritage Account
The account available to you under this rider.

Heritage Account Accumulation Phase
The Heritage Account Accumulation Phase begins on the Business Day you make an allocation to the Heritage Account.  The Heritage Account Accumulation Phase ends on the earliest of the following.
•	The Business Day we process your request for a Full Withdrawal of the total Contract Value.
•	The Business Day before the Annuity Date.
•	Upon the death of an Owner (or Annuitant if the Owner is a non-individual), the end of the Business Day we first receive a Valid Claim from any one Beneficiary.

Heritage Account Value
The sum of the values in the selected Heritage Account Investment Options.

Heritage Death Benefit
The death benefit provided by this rider.

Account Values

Number of Accumulation Units
Deduction of the Heritage Account Fee will decrease the number of Accumulation Units.

Transfers

Each Transfer of Heritage Account Value into another Account reduces the Heritage Account Value by the dollar amount transferred.

The maximum transfer amount you can request from the Heritage Account is equal to the Heritage Account Value minus the total accumulated Heritage Account Fee calculated as of the end of the Business Day we process the Transfer.

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Contract Charges

Heritage Account Fee
The Heritage Account Fee is shown on the Contract Schedule.

The Heritage Account Fee is a fee that is assessed against the Heritage Base as an annualized rate that we accrue each day during this Account’s Accumulation Phase.  If any day that we are to accrue this fee is not a Business Day, we use the Heritage Base at the end of the prior Business Day.  While the Heritage Account Value is greater than zero, we deduct the Heritage Account Fee for each quarter at the end of the last Business Day before each Quarterly Anniversary.  We deduct the Heritage Account Fee from the Heritage Account Value determined at the end of the last Business Day before each Quarterly Anniversary, before we use that value to compute the Heritage Base.

When we deduct the Heritage Account Fee, we deduct it proportionately from the Heritage Account Investment Options.  The deduction of the Heritage Account Fee reduces the Heritage Account Value by the dollar amount deducted, but is not treated as a Withdrawal when calculating the Heritage Base.

If you allocate any of the Initial Purchase Payment to the Heritage Account, we begin calculating the daily Heritage Account Fee amount on the day after the Issue Date.  If you make an allocation to the Heritage Account after the Issue Date, we begin calculating the daily Heritage Account Fee amount on the day after we add your Additional Purchase Payment to the contract, or the day after we process your request to Transfer Account Value into the Heritage Account.

If on a Quarterly Anniversary the Heritage Account Value is less than the Heritage Account Fee, we deduct any remaining Heritage Account Value to cover the Heritage Account Fee and reduce the Heritage Account Value to zero.

If you Transfer the total Heritage Account Value into another Account, or if you withdraw the total Heritage Account Value, we first deduct the total accrued Heritage Account Fee as of the end of the Business Day we process the Transfer or Withdrawal and then process the Transfer or Withdrawal.

If the contract terminates due to death, we deduct the final Heritage Account Fee from the Heritage Account Value before calculating the Heritage Death Benefit.

We reserve the right to change the Heritage Account Fee on each Quarterly Anniversary, subject to the Maximum Heritage Account Fee shown on the Contract Schedule.  However, we cannot increase or decrease the fee, in any 12-month period, more than the Maximum Change Percentage shown on the Contract Schedule.  If we increase the Heritage Account Fee, we will send you advance written notice.

Contract Maintenance Charge
Your annual Contract Maintenance Charge is shown on the Contract Schedule and it will not change after the Issue Date. We waive this charge before the Annuity Date if the total Contract Value is at least equal to the Designated Amount at the end of the Business Day before we deduct the charge.

The Designated Amount is shown on the Contract Schedule. We determine the total Contract Value or Heritage Account Value, as applicable, for all individually owned contracts by using the Owner’s social security number, and for non-individually owned contracts we use the Annuitant’s social security number.

Before the Annuity Date, we deduct the Contract Maintenance Charge first from the Heritage Account Value.  If this charge is greater than the Heritage Account Value, we deduct the remaining charge proportionately from any other Account Value associated with an attached rider that is greater than zero.  We deduct the Contract Maintenance Charge from the Account Values on the last Business Day of each Contract Year.  If you take a Full Withdrawal from your contract (other than on a Contract Anniversary), we deduct the full Contract Maintenance Charge.  We deduct the Contract Maintenance Charge from the appropriate Account’s Investment Options proportionately based on the amount of the Account Value in each Investment Option relative to the total Account Value.  On and after the Annuity Date, we do not deduct the Contract Maintenance Charge.

S40863-NY                                                                               2

Withdrawals

Partial Withdrawals
The maximum Partial Withdrawal amount you can request from the Heritage Account is equal to the total Heritage Account Value minus the total accrued Heritage Account Fee as of the end of the Business Day we process the Withdrawal.

Annuity Payments

How we calculate Annuity Payments
We calculate Annuity Payments on the Annuity Date using the Adjusted Heritage Account Value and current purchase rates for the Annuity Option you select.  Current purchase rates cannot be less than the rates in the Guaranteed Purchase Rate Table shown on the Contract Schedule.  The guaranteed purchase rates are based on the Annuity Mortality Table and the Minimum Annual Annuity Payment Rate shown on the Contract Schedule.  You may contact us at any time to get the current purchase rates that we would use if you were to begin Annuity Payments at that time.

Annuity Payments are equal to the Adjusted Heritage Account Value, divided by $1,000, and then multiplied by the applicable purchase rate for the Annuity Option you select.  Annuity Payments will not change, unless as described in Annuity Option 3 – Joint and Last Survivor Annuity.

Annuity Payments will be at least as favorable as those that would be provided by the application of the Adjusted Heritage Account Value to purchase any single premium immediate annuity contract offered at that time, for the same class of Annuitants, or, if we do not offer a single premium immediate annuity contract, Annuity Payments will be reasonable in relation to the market single premium immediate annuity rates.

Annuity Options
Option 5 – Refund Life Annuity
The amount of the refund equals the Adjusted Heritage Account Value on the Annuity Date minus all Annuity Payments made.

Death Benefit

Heritage Death Benefit
Before the Annuity Date, we determine the Heritage Death Benefit at the end of the Business Day we receive the first Valid Claim from any one Beneficiary.  It is the greater of (a) or (b), minus any Premium Tax paid by us.
(a)	The Heritage Account Value.
(b)	The Heritage Base.

For multiple Beneficiaries, we determine the Heritage Base for each surviving Beneficiary’s portion of the Death Benefit at the end of the Business Day we receive the first Valid Claim from any one Beneficiary.  We determine the Heritage Account Value for each surviving Beneficiary’s portion of the Heritage Death Benefit at the end of the Business Day we receive his or her Valid Claim.

Any part of the Death Benefit that is in the subaccounts remains there until distributed.

S40863-NY                                                                               3

Heritage Base

We base the Heritage Account Fee and the Heritage Death Benefit on the Heritage Base.

On the Issue Date, the Heritage Base is equal to the Initial Purchase Payment received and allocated to the Heritage Account.

At the end of each Business Day we:
•
increase the Heritage Base by the amount of any Additional Purchase Payments received and allocated to the Heritage Account that day and the amount of any Account Value transferred into the Heritage Account that day; and

•
reduce the Heritage Base by the greater of the percentage or dollar amount of Heritage Account Value withdrawn or transferred out of the Heritage Account that day.  Withdrawals do not include amounts withdrawn for Transfer Fees, the Contract Maintenance Charge, or the Heritage Account Fee.

General Provisions

Termination of this rider
This rider terminates on the Business Day that the contract terminates.

In all other respects the provisions, conditions, exceptions and limitations contained in the contract remain unchanged.

Signed for the Company at its home office.

Allianz Life Insurance Company
of New York
[[Missing Graphic Reference]                                                                  [Missing Graphic Reference]                                                    ]
[Gretchen Cepek ]                                                          [Thomas P. Burns]
[Secretary]                                                        [President]

S40863-NY                                                                               4